EXHIBIT 99.1

For Immediate Release

June 29, 2017

Media Contact:
Emma Bliss
Senior Associate, Marketing
emma.bliss@broadstone.com
585.287.6479

Broadstone Net Lease, Inc. Closes $800 Million Credit Facility

ROCHESTER, N.Y. – On June 23, 2017, Broadstone Net Lease, Inc. (“BNL”), a diversified triple-net commercial REIT, together with Broadstone Net Lease, LLC (the Operating Company) as borrower, announced it has secured an $800 million unsecured credit facility with a syndicate of leading real estate lenders. The credit facility contains an accordion feature that can increase the facility size up to a total of $1.0 billion, and includes (i) a $400 million senior unsecured revolving credit facility (the “Revolver”), (ii) a five-and-a-half-year, $250 million senior unsecured delayed draw term loan (the “5.5-Year Term Loan”), and (iii) a seven-year, $150 million senior unsecured delayed draw term loan (the “7-Year Term Loan”).

“The new credit facility embodies our continued growth, the strengthening of our balance sheet, and reflects the capital market’s acknowledgement of our proven investment-performance track record,” said Ryan Albano, Executive Vice President and Chief Financial Officer of BNL. “This new facility enables us to execute on our strategy with a capitalization that’s commensurate with our investment-grade credit rating.”

Proceeds will be used to repay borrowings under BNL’s existing $400 million unsecured revolving credit and term loan agreement, and the Operating Company’s $185 million term loan that was scheduled to mature on October 11, 2018, as well as to fund future acquisitions and general corporate purposes. In connection with the new credit facility, BNL also amended and restated the Operating Company’s $375 million term loan agreement to align its terms with the new facility, and to reduce the borrowings to $325 million through a one-time non-pro rata payment provision. The new $800 million credit facility and the amended and restated $325 million term loan agreement provide BNL with a combined $1.125 billion in committed capital from its lenders.

Interest rates under the new credit facility are equal to LIBOR plus a margin. The margin is adjustable based upon the Operating Company’s credit rating, as summarized below:

Loan Tranche	Maturity Date	LIBOR Margin
Revolver	January 21, 2022	0.825% - 1.55%
5.5-Year Term Loan	January 23, 2023	0.9% - 1.75%
7-Year Term Loan	June 21, 2024	1.5% - 2.45%

Based on the Operating Company’s current investment grade credit rating of Baa3, the applicable margin for LIBOR borrowings under the Revolver, 5.5-Year Term Loan, and 7-Year Term Loan equals 1.2%, 1.35%, and 1.9%, respectively.

Lenders party to the credit facility include Manufacturers and Traders Trust Company, as Administrative Agent, Manufacturers and Traders Trust Company, Wells Fargo Securities, LLC, BMO Capital Markets Corp., and JPMorgan Chase Bank, N.A. as Joint Lead Arrangers and Joint Bookrunners for the Revolver and the 5.5-Year Term Loan, Manufacturers and Traders Trust Company, Wells Fargo Securities, LLC, and BMO Capital Markets Corp. as Joint Lead Arrangers and Joint Bookrunners for the 7-Year Term Loan, Wells Fargo Bank, National Association, Bank of Montreal, and JPMorgan Chase Bank, N.A. as Co-Syndication Agents, and SunTrust Bank, Regions Bank, and Capital One, National Association, as Co-Documentation Agents.

About Broadstone Net Lease, Inc.

Broadstone Net Lease (BNL) invests in freestanding, single-tenant, triple-net leased properties located throughout the United States, primarily via sale and leaseback transactions. With a diversified portfolio of over 426 healthcare, industrial and retail properties in 37 states, the REIT targets individual or portfolio acquisitions within the $10 million to $200+ million range.

There are currently more than 2,000 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum investment of $500,000. Shares are offered directly by Broadstone via private placement. Please see certain important disclosures regarding BNL at broadstone.com/disclosures.

For more information on BNL, please visit our website at www.broadstone.com

Accredited investors are invited to download an investor kit: broadstone.com/cf0617

Forward Looking Statements and Future Results

This press release may contain forward-looking statements with respect to Broadstone Net Lease, Inc. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.